Exhibit 10.1

May 2, 2017

Keith Manbeck

W276 N2850 Oak Street

Pewaukee, Wisconsin, 53072

Dear Keith,

This letter confirms our offer of employment with Whole Foods Market as Executive Vice President and Chief Financial Officer. We are excited to welcome you as part of the executive team. Our offer of employment includes the following:

•	Base salary of $700,000 annually. The next wage job dialogue and subsequent pay increases will take place within the first quarter of FY19 (Between October 2018 and January 2019).

•	An annual bonus of $325,000 for each of the first three years of employment, subject to our salary cap which we expect to be approximately $1,050,000 for calendar year 2018.

•	Your annual bonus eligibility for the fourth year and moving forward will be commensurate with the then current eteam bonus plan that applies to all Executive Vice Presidents.

•	10,000 shares of WFM restricted stock, to be granted on May 19, 2017 if your employment has commenced and if the WFM trading window is open; or if not, on the first day of our first trading window that opens following your date of employment. The restricted stock will vest in four equal annual installments beginning on the first anniversary of the grant date, and will be subject to the terms of our Stock Incentive Plan and the applicable award agreement.

•	20,000 options to buy shares of WFM stock, to be granted on May 19, 2017 if your employment has commenced and if the WFM trading window is open; or if not, on the first day of our first trading window that opens following your date of employment. The stock options will have an exercise price equal to the fair market value of a share of WFM stock on the date of grant, vest in four equal annual installments beginning on the first anniversary of the grant date, and be subject to the terms of our Stock Incentive Plan and the applicable award agreement.

•	Cash compensation in the aggregate amount of $400,000, which is related to the equity of your current employer that you will forfeit. This compensation is to be paid in three equal installments, with payment subject to your continued employment with Whole Foods Market. The first payment of $133,333 would be made on the day that is 30 days after you begin employment. The next two payments of $133,333 and $133,334 are would be made on the first and second anniversary, respectively, of your start date.

•	Sign-on bonus of $250,000 (the “Sign-on Bonus”) to be paid via wire to your bank account immediately following your date of employment. If you voluntarily terminate your employment with Whole Foods Market before the second anniversary of your start date, you must repay a prorated amount (by month) of the Sign-on Bonus within one month of your termination date. You agree that at least $100,000 of this bonus will be invested by you in acquiring WFM stock in the May 2017 trading window, unless such window is closed by the Company, and in that case, in the first open trading window subsequent to employment.

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•	Beginning in 2018, eligibility for a leadership equity grant under our Stock Incentive Plan, which is typically granted annually in May.

•	Position related service hour level 5 (the highest level; 20,000 position related service hours). Additionally, for the first year, 120 hours of Paid Time Off will be loaded into your account after hire. You will be eligible to receive full benefits commensurate with other Executive Vice Presidents such as medical coverage and a discount at Whole Foods Market stores of at least 20%.

•	Subject to your continued employment with Whole Foods Market, reimbursement for COBRA coverage for you and your family (or if you and your family are not eligible for COBRA coverage, reimbursement for other reasonable medical insurance premiums) until such time as you become eligible for the WFM Team Member Advantage Program (our benefits plan). You will become eligible for our benefits plan on the first day of the month immediately following 60 days of employment with Whole Foods Market.

•	For up to 120 days post-employment, reimbursement for temporary housing expenses (consisting of rent and utilities) in the area / school district of your choice, as well as reasonable travel expenses for commuting between Pewaukee, Wisconsin and Austin, Texas, subject to your continued employment during this 120-day period.

•	We will cover your moving expenses through our relocation company Moved Guides from Pewaukee, Wisconsin to Austin, Texas. Moving expenses include: Household goods shipping and auto shipping, pet transport, spousal career assistance, car rental, travel to Austin, TX.

•	Three house-hunting trips which include hotels, car rental, and meals for you and your family.

•	A change of control agreement which would provide for you vesting of all the equity and bonuses payable under this agreement, plus an additional $2,000,000 in the event you were to lose your position after a change of control.

•	After 10 years of employment with Whole Foods Market, eligibility to participate in our then current Non-Compete and Retention Plan. The current total non-compete payment amount for someone in your position is $4,000,000, adjusted for inflation. The plan also provides for certain other benefits.

We will apply applicable federal and state taxes, deductions, and withholdings to the amounts payable under this offer letter.

This offer letter is intended to comply with the requirements of section 409A of the Internal Revenue Code or an exemption or exclusion therefrom and will in all respects be administered in accordance with section 409A. In the event that we determine that a provision of this letter does not comply with section 409A, we may modify the letter, in the least restrictive manner necessary and without any diminution in the value of the payments to you, in order to cause the provisions of this letter to comply with the requirements of section 409A, so as to avoid the imposition of taxes and penalties on you pursuant to section 409A. To the extent that any reimbursements payable to you under this letter are subject to the provisions of section 409A, such reimbursements shall be paid to you no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and your right to reimbursement under this letter will not be subject to liquidation or exchange for another benefit.

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This offer assumes your imminent relocation to Austin, Texas and is contingent upon satisfactory results of a background check. If you accept our offer please complete and sign the Consent and Release of Information Authorization form enclosed. Also, enclosed is a Summary of Your Rights under the Fair Credit Reporting Act. Please note that only those with a business need to know will review the results of the background check.

This offer is also contingent upon proof of employment eligibility in the U.S. Should you accept this offer, as required by law, we must verify your employment eligibility on a Form I-9. You will be asked on the first day of your employment to provide documentation that establishes your identity and authorizes you to work in the United States. You will also be required to present your original Social Security Card for payroll and tax purposes.

This offer letter is neither a contract of employment nor a legal document. Employment with Whole Foods Market is not for a specified period of time and can be terminated at any time for any reason, with or without cause or notice, by the Team Member or by the Company. No oral or written statements or representations regarding your employment can alter the foregoing. Except for the Chief Executive Officer of the Company, no Team Leader or Team Member has the authority to enter into an employment agreement--express or implied--providing for employment other than at will. Employment will be consistent with the terms as stated in the Whole Foods Market General Information Guide.

Keith, on behalf of all of us at Whole Foods Market, we are excited to have you as a part of our team. Please sign and return this letter at your earliest convenience. In the meantime, if you have any questions, please don’t hesitate to call. I look forward to working with you.

This letter is only effective if returned no earlier than May 9, 2017 and no later than May 10, 2017.

Sincerely,

/s/ John Mackey

John Mackey, CEO.

Whole Foods Market

I accept this offer and have sent my signed offer and Consent and Release of Information Authorization form to Whole Foods Market, Attn: Global TMS, Andres Traslavina, andres@wholefoods.com.

Signature:	/s/ Keith Manbeck	Date:	May 9, 2017

Proposed Start Date: May 17th, 2017

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